Exhibit 99.1

PHARSIGHT ANNOUNCES FISCAL YEAR 2003 YEAR-END RESULTS

Company’s Financial Results Demonstrate Strategic Business Execution

MOUNTAIN VIEW, CALIF. — April 29, 2003 — Pharsight Corporation (OTCBB: PHST), a leading provider of science and information technology-based solutions to accelerate clinical drug development, today announced results for the fourth quarter and fiscal year 2003.  For the quarter ended March 31, 2003, revenue was $3.6 million, down 5 percent from $3.8 million in the fourth quarter of the previous year.  Net loss for the quarter totaled $2.3 million or $0.12 loss per share compared to a net loss of $3.4 million or $0.18 loss per share for the same period in fiscal year 2002.

For the year ended March 31, 2003, revenue was $14.0 million, down 2 percent compared to the $14.2 million for fiscal year 2002.  The company reported a net loss of $12.2 million or $0.65 loss per share for fiscal year 2003, compared to a net loss of $19.0 million or $1.03 loss per share for fiscal year 2002.

As of March 31, 2003, Pharsight had $10.9 million in cash, cash equivalents, and short-term investments, compared to $13.5 million at March 31, 2002, the end of the company’s previous fiscal year.

“We are pleased with the progress we have made during the fourth quarter,” said Shawn M. O’Connor, Pharsight president and chief executive officer.  “Our efforts to restructure our business to focus on our software and consulting services offerings have resulted in a company that is more effective and financially stronger.  These achievements are evident in the narrowing of our quarterly operating loss and significant improvement in our cash flow. As we enter our 2004 fiscal year, we seek to continue this progress towards sustainable growth and profitability.”

During fiscal year 2003, Pharsight’s significant developments included:

•                  Pharsight continued to expand its Pharsight® Knowledgebase Server™ (PKS) customer base by signing customers such as Purdue Pharma L.P., Roche Pharmaceuticals, Sanofi-Synthelabo Recherche and Schering-Plough Research Institute during fiscal year 2003. As a significant component of the PKS suite, Pharsight’s WinNonlin®/WinNonMix®

                        family of modeling software continues to be the leader and industry standard for PK/PD drug modeling.

•                  Pharsight continued to deliver critical strategic consulting to the life sciences community with over 80 projects during 2003 at many of the top 20 pharmaceutical and biotechnology companies.  Such projects resulted in significant returns to our customers including Aventis whose chief scientific officer, Dr. Frank Douglas, estimated that Pharsight’s computer model saved the company $50 million to $100 million.  Additionally, new or expanded deals with Pfizer, Lilly, Pharmacia, Cephalon, Celltech, Organon and Sankyo were closed during the fiscal year.

•                  Pharsight successfully closed a two-round financing in September 2002, resulting in gross proceeds to the company of $7.5 million.

•                  The company restructured its business to better align with its two core offerings of software solutions and strategic consulting, resulting in increased effectiveness, improved profitability and cash flow.

•                  Shawn M. O’Connor, formerly chief operating officer and chief financial officer for the company, was appointed as Pharsight’s president and chief executive officer.

•                  Additionally, Dr. Lewis Sheiner, a noted expert in the field of clinical pharmacology, joined Pharsight while on sabbatical from the University of California at San Francisco (UCSF).

Investors are invited to listen to the Webcast discussion of these and other events by Pharsight management on April 29, 2003 at 2:00 p.m. Pacific / 5:00 p.m. Eastern.  The live Webcast may be accessed in the Investor Relations section of Pharsight’s Website: http://www.pharsight.com, and a replay will be available on that day, from 4:00 p.m. Pacific, until May 9, 2003.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization.  By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between.  Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation, and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios.  This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process.  Pharsight Corporation is headquartered in Mountain View, California.  Information about Pharsight is available on the World Wide Web at http://www.pharsight.com.

The statement in this press release regarding Pharsight’s belief that it is moving closer to its goal of break even is a forward-looking statement.  Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations due to a variety of factors, including:  changing economic conditions may affect the demand Pharsight expects for its products and services; changes in Pharsight research and development focus or operating strategies due to new market opportunities or conditions; and other risks disclosed under the caption “Risk Factors” in the company’s most recent 10-Q filed with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Pharsight, WinNonlin and WinNonMix are registered trademarks and Knowledgebase Server is a trademark of Pharsight Corporation.  All other trademarks mentioned herein are property of their respective owners.

Financial statements follow.

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Pharsight Corporation

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Year Ended March 31,

	2003	2002	2003	2002
Revenues:
License and renewal	$1,490	$1,343	$6,144	$4,971
Services	2,075	2,426	7,824	9,278
Total revenues	3,565	3,769	13,968	14,249

Operating costs and expenses:
Cost of revenues	1,555	1,734	6,302	8,275
Research and development	638	1,457	3,934	6,596
Sales and marketing	1,399	1,895	6,738	8,626
General and administrative	1,761	1,288	6,287	5,877
Amortization of deferred stock compensation	203	538	1,322	2,993
Amortization and impairment of intangible assets and goodwill	—	245	—	370
Restructuring costs	(72)	—	556	676
Total operating costs and expenses	5,484	7,157	25,139	33,413

Loss from operations	(1,919)	(3,388)	(11,171)	(19,164)
Other income (expense), net	(132)	(28)	(371)	212

Net loss	(2,051)	(3,416)	(11,542)	(18,952)

Dividend on Series A redeemable convertible preferred stock	(146)	—	(375)	—

Deemed dividend on Series A redeemable convertible preferred stock	(95)	—	(246)	—

Net loss attributable to common stockholders	$(2,292)	$(3,416)	$(12,163)	$(18,952)

Basic and diluted net loss per share attributable to common stockholders	$(0.12)	$(0.18)	$(0.65)	$(1.03)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	18,906	18,631	18,800	18,419

Pharsight Corporation

Condensed Balance Sheet

(in thousands)

	March 31,	March 31,
	2003	2002
	(unaudited)	(1)
Assets
Cash, cash equivalents, and short-term investments	$10,875	$13,492
Accounts receivable, net	2,111	2,629
Other current assets	1,167	776
Total current assets	14,153	16,897
Property and equipment, net	1,177	2,708
Other assets	244	349
Total assets	$15,574	$19,954

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Accounts payable	$635	$664
Accrued expenses	2,284	3,684
Deferred revenue	4,980	3,412
Current portion of notes payable and capital leases	2,170	2,316
Total current liabilities	10,069	10,076
Long-term portion of notes payable and capital leases	2,024	3,194
Redeemable convertible preferred stock, net of issuance costs	5,608	—
Total stockholders’ equity (deficit)	(2,127)	6,684
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$15,574	$19,954

(1) Derived from the company’s audited financial statements dated March 31, 2002